Exhibit 2.2

AMENDMENT

TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of May 21, 2004, by and among: MOLECULAR DEVICES CORPORATION, a Delaware corporation (“Parent”); ASTROS ACQUISITION SUB I, INC., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); ASTROS ACQUISITION SUB II, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”); and AXON INSTRUMENTS, INC., a California corporation (the “Company”). Parent, Merger Subs and the Company may each be referred to herein as a “Party” or, collectively, as “Parties.” Certain other capitalized terms used in this Amendment are defined in the Merger Agreement (as defined below).

RECITALS

      A. Parent, Merger Subs and the Company are parties to that certain Agreement and Plan of Merger and Reorganization dated as of March 20, 2004 (the “Merger Agreement”), which provides for the merger of Merger Sub I with and into the Company (“Merger I”) and immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II on the terms and subject to the conditions set forth in the Merger Agreement.

      B. Pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time before the approval of the Merger Agreement and the principal terms of Merger I by the shareholders of the Company.

      C. The Parties desire to amend the Merger Agreement as set forth below.

      D. In accordance with Section 9.1 of the Merger Agreement, this Amendment has been duly authorized by the respective boards of directors of each of the Company and Parent.

AGREEMENT

      NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties, intending to be legally bound, do hereby agree as follows:

      SECTION 1.     Amendment of Merger Agreement

      1.1     Amendment of Section 1.6(a). Section 1.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Each stock option granted under the prospectuses dated April 1, 2000 and January 28, 2000 lodged with ASIC by the Company (the “Prospectuses”) that is outstanding at the Effective Time of Merger I, whether vested or unvested (an “Entitlement Option”), shall be assumed by Parent or shall be cancelled and exchanged as follows:

(i) At the Effective Time of Merger I, each Entitlement Option that has not been surrendered for cancellation and exchange pursuant to Section 1.6(a)(ii) below shall, by virtue of Merger I and without any action on the part of the parties hereto, be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Prospectuses and this Agreement (an “Assumed Entitlement Option”). At the Effective Time of Merger I, all rights with respect to Company Common Stock (or CHESS Units of Foreign Securities over shares of Company Common Stock) issuable upon the exercise of outstanding Assumed Entitlement Options shall thereupon be converted into a right to receive cash and Parent Common Stock in accordance with this Section 1.6(a)(i). Each Assumed Entitlement Option so converted shall continue to have, and be subject to, the same terms and conditions (including the expiration date of such Entitlement

Options) as set forth in the Prospectuses except that, as of the Effective Time of Merger I, (a) any reference in the Prospectuses to Company Common Stock (or CHESS Units of Foreign Securities over shares of Company Common Stock) shall be deemed a reference to Parent Common Stock and (b) each Assumed Entitlement Option shall be exercisable solely for a number of Units equal to the number of Entitlement Option Shares subject to such Assumed Entitlement Option at a per Unit exercise price of AU$0.20. Upon the exercise of an Assumed Entitlement Option, the number of shares of Parent Common Stock issuable upon such exercise shall be rounded down to the nearest whole share and the cash payable upon such exercise shall be rounded down to the nearest whole cent. No fractional shares of Parent Common Stock shall be issued upon exercise of an Assumed Entitlement Option and no certificates or scrip for any such fractional shares shall be issued. Any holder of an Assumed Entitlement Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon exercise (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the US dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52. For purposes of this Section 1.6(a)(i), the term “Entitlement Option Shares” means the number of shares exercisable (without regard to the vesting requirements of such Entitlement Option) under an Entitlement Option as of the time immediately prior to the Effective Time of Merger I. For purposes of this Section 1.6(a)(i), each “Unit” shall consist of (x) 0.007340 of a share of Parent Common Stock and (y) US$0.1359 in cash.

(ii) In lieu of the assumption of an Entitlement Option pursuant to Section 1.6(a)(i) above, the holder of an Entitlement Option may elect to surrender such Entitlement Option for cancellation and exchange as of the Effective Time of Merger I in accordance with this Section 1.6(a)(ii) at any time on or prior to the close of business on the trading day prior to the date of the Company Shareholders’ Meeting. Each Entitlement Option that shall have been surrendered to Parent pursuant to this Section 1.6(a)(ii) (together with such other documents or instruments as may be reasonably required by Parent) on or prior to the close of business on the trading day prior to the date of the Company Shareholders’ Meeting shall be cancelled and exchanged as of the Effective Time of Merger I for (a) that number of shares of Parent Common Stock equal to the product of the number of Entitlement Option Shares (as defined in Section 1.6(a)(i) above) multiplied by 0.003280 and (b) cash equal to the product of the number of Entitlement Option Shares (as defined in Section 1.6(a)(i) above) multiplied by US$0.06074. No fractional shares of Parent Common Stock shall be issued upon the cancellation and exchange of an Entitlement Option and no certificates or scrip for any such fractional shares shall be issued. Any holder of an Entitlement Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon such cancellation and exchange (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the US dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52. Along with the Australian Prospectus, the Company shall mail to each record holder of an Entitlement Option an appropriate notice and election form containing provisions allowing holders of Entitlement Options to elect to surrender such Entitlement Options for cancellation and exchange pursuant to this Section 1.6(a)(ii) (and that by the surrender of an Entitlement Option to Parent, the holder thereof consents to such cancellation and exchange) and instructions for use in effecting the surrender of Entitlement Options for cancellation and exchange pursuant to the provisions of this Section 1.6(a)(ii).”

      1.2     Amendment of Section 1.6(c). Section 1.6(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Parent shall file with the SEC, as promptly as practicable, and in no event later than 15 days after the date on which Merger I becomes effective, (i) a registration statement on Form S-8 relating to the Parent Common Stock subject to the Assumed Company Options (or, in lieu thereof, a post-effective amendment to the Form S-4 Registration Statement on Form S-8 relating to the Assumed Company Options) and (ii) a post-effective amendment to the Form S-4 Registration Statement on Form S-3 relating to the Assumed Entitlement Options. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained in such registration statements) for so long as the Assumed Company Options or Assumed Entitlement Options, as applicable, remain outstanding. As soon as practicable after the Effective Time of Merger I, Parent shall deliver to each holder of an Assumed Company Option or an Assumed Entitlement Option an appropriate notice setting forth such holder’s rights with respect to such Assumed Company Option or Assumed Entitlement Option, as the case may be, and indicating that such Assumed Company Option or such Assumed Entitlement Option, as the case may be, shall continue in effect on the same terms and conditions as were in effect immediately prior to the Effective Time of Merger I (subject to the adjustments required pursuant to this Section 1.6).”

      1.3     Deletion of Section 5.15. Section 5.15 of the Merger Agreement is hereby deleted in its entirety and shall have no further force or effect.

      1.4     No Other Amendments. Except as it has been specifically amended pursuant to this Amendment, the Merger Agreement shall continue in full force and effect.

          SECTION 2.     Additional Provisions

      2.1     Entire Agreement. The Merger Agreement and the other agreements referred to therein, together with this Amendment, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by the Merger Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time of Merger I or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

      2.2     Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      2.3     Headings. The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

      2.4     Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      2.5     Interpretation. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Merger Agreement, the provisions of this Amendment shall govern and control.

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      IN WITNESS WHEREOF, this Amendment has been executed by the Parties hereto as of the date first above written.

MOLECULAR DEVICES CORPORATION

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan
Title: President and Chief Executive Officer

ASTROS ACQUISITION SUB I, INC.

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan
Title: President and Chief Executive Officer

ASTROS ACQUISITION SUB II, LLC

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan
Title: President and Chief Executive Officer

AXON INSTRUMENTS, INC.

By:	/s/ ALAN FINKEL

Name: Alan Finkel
Title: Chief Executive Officer